Reconciliation of Net income (loss) to EBITDA and Adjusted EBITDA (dollars in millions)
	Fiscal Year Ended				Six Months Ended		Twelve Months Ended
	February 29, 2016	February 28, 2015	February 28, 2014	February 28, 2013	August 31, 2016	August 31, 2015	August 31, 2016
Net income (loss)	$(21.1)	$(62.5)	$(92.1)	$(56.1)	$(1.8)	$8.9	$(31.8)
Income tax expense (benefit)	(5.1)	(4.9)	(9.1)	(41.6)	(0.1)	0.4	(5.7)
Interest expense, net	85.3	81.7	86.5	75.9	61.0	42.3	104.2
Depreciation, cost depletion, amortization, impairment	42.1	50.0	56.4	55.6	21.0	20.5	42.6
EBITDA	$101.2	$64.3	$41.7	$33.8	$80.1	$72.1	$109.3
Add back:
PF Construction contract roll-off	2.6	5.3	(3.0)	—	3.0	0.7	4.9
Consultant and financial advisors	3.0	3.0	3.0	3.0	0.7	1.8	1.8
Severance costs	0.6	1.0	1.0	—	0.1	0.1	0.5
Noncontrolling interest in net loss	(0.6)	(0.7)	(1.3)	(1.4)	(0.3)	(0.3)	(0.6)
Accretion of ARO	1.5	1.5	0.8	0.7	0.7	0.7	1.5
Less:
Unusual / non-recurring income	0.6	—	—	—	—	0.6	—
Non-cash income	0.1	—	—	—	—	0.1	—
Adjusted EBITDA	$107.6	$74.4	$42.2	$36.1	$84.3	$74.4	$117.4
Other Data:
Less:
Capital expenditures	44.3	30.0	19.4	44.6	28.8	17.8	55.3
Adjusted EBITDA less Capital expenditures	$63.3	$44.4	$22.8	$(8.5)	$55.5	$56.6	$62.1

Roll-Forward of Adjusted EBITDA from year ended February 28, 2013 to six months ended August 31, 2016
(dollars in millions)

Adjusted EBITDA for year ended Feb. 28, 2013	$36.1
Increased by savings and improvements from:
Selling, general and administrative	34.4
Construction	(6.0)
Gain on asset sales	2.4
Price enhancements, variable and fixed cost enhancements and other	45.6
Subtotal of Increases	76.4
Adjusted EBITDA for 12 months ended August 31, 2016 (Pre-Construction Contract Roll-off)	$112.5
Increased by pro forma savings and improvements from:
Pro forma construction contract roll-off for 12 months ended August 31, 2016	4.9
Adjusted EBITDA for 12 months ended August 31, 2016	$117.4

Profit Enhancements Resulting from Cost Savings and Operational Improvements
Achieved from year ended February 28, 2014 to six months ended August 31, 2016
(dollars in millions)

	FYs Ended February 28, 2014 and February 28, 2015	Fiscal Year Ended February 29, 2016	Six Months Ended August 31, 2016	Total profit enhancements by type

Cost savings and operational improvements from:
Selling, general and administrative	$20.6	$7.2	$6.6	$34.4
Construction	(1.7)	2.1	(6.4)	(6.0)
Gain on asset sales	1.4	4.0	(3.0)	2.4
Price enhancements, variable and fixed cost enhancements and other	12.7	22.7	10.2	45.6
Total Profit Enhancements	$33.0	$36.0	$7.4	$76.4

Backlog Growth from Fiscal Q2 2016 to Q2 2017
(dollars in millions)

Backlog as of August 31, 2015	$186.4
12-month increase in backlog	79.0
Backlog as of August 31, 2016	$265.4